EXHIBIT 99.1

Allied Nevada Closes CDN$8.0 Million Loan Facility

Reno, Nevada, April 1, 2009 -- Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) announced that it has closed the previously announced CDN$8 million secured bridge loan facility with Ionic Capital Corp. (“Ionic”).

The definitive agreement indicates the amount to be borrowed is CDN$8.0 million and must be repaid on or before September 2010. Borrowings are to be used for working capital purposes and the loan bears interest at 15 percent per annum, compounded monthly. The Company incurred a structuring fee of CDN$80,000 in connection with this loan. The Company’s interest in its mining fleet acquired from Komatsu has been pledged as collateral for the bridge loan. The agreement contains customary covenants for credit facilities of this type including certain covenants which will limit or restrict the Company’s ability to incur additional debt. Additionally, the agreement will require the Company to prepay the amount borrowed in the event a public equity offering or a debt offering is completed prior to the maturity date of the loan.

“This loan provides Allied Nevada the flexibility to focus on growth opportunities at Hycroft as operations at the mine ramp up to commercial production of 7,500 ounces of gold per month, expected in mid-2009,” said Scott Caldwell, President & CEO.

The loan constitutes a related party transaction under applicable Canadian securities law. The Company will file a material change report as soon as practicable after issuing this press release. The material change report will be filed less than 21 days prior to the closing of the loan agreement. The timing of the material change report is, in the Company’s view, both necessary and reasonable because the terms of the loan agreement, which were approved by the Company’s board of directors, were not settled 21 days prior to closing.

About Allied Nevada

Allied Nevada is a gold mining company that operates the Hycroft mine, located near Winnemucca, Nevada, and also has a large number of prospective exploration claims in the State of Nevada. Based on current life of mine plans, the Hycroft mine is expected to reach normal production rates of approximately 7,500 ounces of gold per month by the middle of 2009. These plans indicate that the Hycroft mine should be able to produce gold from the proven and probable ore reserves at these rates for approximately seven years. At the Hycroft mine, we will focus our exploration efforts on identifying additional oxide ore reserves that can extend the mine life and to continue to assess the economic potential of the sulfide

Allied Nevada Gold Corp.

9600 Prototype Court, Reno, Nevada  89521

Phone: (775) 358-4455 Fax: (775) 358 4458

www.alliednevada.com

mineralization that has been identified. In addition to the Hycroft mine, we have six properties which have reported other mineralized material and more than 100 other early stage exploration properties. On an ongoing basis, we evaluate our exploration portfolio to determine ways to increase the value of these properties.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, the potential for identifying additional oxide gold and silver mineralized material at Hycroft; economic evaluation of underlying sulfide mineralization at Hycroft; reserve and resource estimates; expectations regarding the life of the Hycroft mine; expectations regarding the timing and amount of future gold and silver production from the Hycroft mine; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

(1) Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Resources: Allied Nevada’s filings with the U.S. Securities and Exchange Commission (“SEC”) use the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Allied Nevada Closes CDN$8.0 Million Loan | April 1, 2009